CONTACTS

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
Diccicco Battista Communications	Business Development Corporation of America
tdefazio@dbcworks.com	bblock@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

Business Development Corporation of America
Announces Declaration of a Special Cash Distribution

New York, New York, December 20, 2012 ˗ Business Development Corporation of America (“BDCA” or the “Company”) announced today that its board of directors has authorized, and it declared, a special cash distribution equal to $0.0925 per share. The special cash distribution will be paid on December 27, 2012 to stockholders of record at the close of business on December 17, 2012, which includes those stockholders admitted pursuant to the Company’s December 17, 2012 escrow break.

BDCA’s special cash distribution will be paid exclusive of, and in addition to, its monthly distribution which is currently paid at an annualized rate of 7.76% per share, based on a $10.70 share price.

“This special distribution is indicative of our strong performance this year in building a portfolio of highly attractive middle market loans,” said Peter M. Budko, President and Chief Operating Officer of the Company. Mr. Budko continued, “As yields on other fixed income alternatives continue to compress, our focus on a middle market lending strategy has enabled BDCA to declare a total dividend payout for 2012 of $0.96 per share, in the form of cash and stock. We have achieved these results while building a portfolio that contains a high concentration of first lien senior secured loans with no payment defaults on any of our holdings since our inception.”

Important Notice

A registration statement relating to the common stock of BDCA was filed with and has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”). These securities have not been approved or disapproved by the SEC or any state securities commission, nor have they passed upon the accuracy or adequacy of the prospectus. The offering of BDCA’s common stock is being made solely by means of a written prospectus forming part of the effective registration statement. The prospectus, which is available at http://www.sec.gov or may be obtained by calling 1-888-518-8073, contains additional information about BDCA. The prospectus should be read carefully by an investor before investing. Investors are advised to consider the investment objectives, risks, charges and expenses of BDCA carefully before investing. This press release is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.

The statements in this press release that are not historical facts may be forward-looking statements, including statements with regard to the future performance of BDCA. These forward looking statements involve risks and uncertainties that could cause the outcome to be materially different.

To arrange interviews with BDCA Adviser executives, please contact Tony DeFazio at 484-342-3600 or tdefazio@dbcworks.com.